Exhibit 10.1

CACI INTERNATIONAL INC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

PAUL M. COFONI

PRESIDENT AND CHIEF EXECUTIVE OFFICER

RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT

PLAN FOR PAUL M. COFONI

ARTICLE I

Purpose and Qualifications of Plan

1.1	Purpose. The purpose of this Restated Supplemental Executive Retirement Plan (hereinafter, the “Plan”) is to provide certain supplemental retirement and other related benefits for the Executive as agreed to by the Company and the Executive at the time of his employment. Such benefits are calculated to restore the loss of certain benefits provided to the Executive by his former company, which benefits were reduced in amount due to the Executive’s early termination of employment. The benefits reduced are: (i) the Executive’s benefit under the former company’s qualified pension plan, payable at normal retirement, which was reduced by 6% per year for each year that termination occurred prior to age 65; and (ii) the Executive’s benefit under the former company’s SERP (50% of the average of the highest three (3) annual base salaries, reduced by the amount of primary Social Security benefits payable at the time of determination) which was reduced by 5% for each year that termination occurred prior to age 62.

1.2	Qualifications of Plan. The Plan is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code, but is intended to meet the requirements of Section 409A of the Internal Revenue Code. The Plan is an unfunded arrangement providing deferred compensation to an eligible employee who is part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201, 301, and 401 of ERISA and exempt from the requirements of Parts 2, 3, and 4 of Title I of ERISA as a “top hat” plan.

ARTICLE II

Definitions

For the purposes of this Plan, the following terms shall have the meanings indicated:

2.1	Board. “Board” means the Board of Directors of the Company.

2.2	Change in Control. “Change in Control” has the same meaning as is provided in the CACI International, Inc 2006 Stock Incentive Plan.

2.3	Committee. “Committee” means the Compensation Committee of the Board or other committee designated by the Board to administer the Plan pursuant to Article V.

2.4	Company. “Company” means CACI International Inc.

2.5	Effective Date. “Effective Date” means January 1, 2006. The effective date of this Restated Supplemental Executive Retirement Plan is December 31, 2008.

2.6	Employment Agreement. The employment agreement by and between the Executive and the Company, effective July 1, 2007.

2.7	Executive. “Executive” means Paul M. Cofoni (date of birth October 14, 1948).

2.8	Executive Service. “Executive Service” means the Executive’s ongoing performance of the duties and responsibilities of President and Chief Executive Officer of the Company, or the ongoing performance of the duties and responsibilities of such other executive position that is at least equivalent (or more senior in title) to the President, U.S. Operations.

2.9	Good Cause. “Good Cause” has the same meaning as is defined in the Employment Agreement.

2.10	Good Reason. “Good Reason” has the same meaning as is defined in the Employment Agreement.

2.11	Internal Revenue Code. “Internal Revenue Code” means the Internal Revenue Code of 1986, or any provision or section thereof herein specifically referred to, as such Code, provision or section may from time to time be amended or replaced. References to the Internal Revenue Code shall incorporate by reference all regulations, rulings, procedures, releases and other position statements issued by the Department of the Treasury or the Internal Revenue Service.

2.12	Normal Retirement Age. “Normal Retirement Age” means, for purposes of the benefit in Section 4.1 hereof, age sixty-five (65), and for purposes of the benefit in Section 4.2 hereof, age sixty-two (62).

2.13	Normal Retirement Date. “Normal Retirement Date” means, for purposes of the benefit in Section 4.1 hereof, the date on which the Executive terminates employment with the Company on or after attaining age sixty-five (65) and, for purposes of the benefit in Section 4.2 hereof, the date on which the Executive terminates employment with the Company on or after attaining age sixty-two (62).

2.14	Period of Executive Service. “Period of Executive Service” means the number of complete calendar months of continuous Executive Service, measured from the Effective Date.

2.15	Retirement. “Retirement” means the Executive’s termination from employment with the Company at the Executive’s Normal Retirement Date.

2.16	Separation from Service or Separates from Service. “Separation from Service” means a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code.

2.17	Spouse. “Spouse” means Karen Cofoni (date of birth June 1, 1949).

ARTICLE III

Participation

3.1	Eligibility and Participation.

a.	Eligibility. Eligibility to participate in the Plan shall be limited to the Executive.

b.	Participation. The Executive’s participation in the Plan was effective upon the Effective Date.

ARTICLE IV

Benefits

4.1	Supplement for Lost Benefit Under Former Company’s Pension Plan. Subject to the provisions of Section 4.7, if the Executive Separates from Service at or after his Normal Retirement Age and has been continuously employed in Executive Service since the Effective Date, the Company shall pay to the Executive and, if she survives the Executive, to the Spouse, the sum of sixty-five thousand dollars ($65,000) each year until the later of the Executive’s death and the Spouse’s death.

4.2	Supplement for Lost Benefit Under Former Company’s SERP. Subject to the provisions of Section 4.7, if the Executive Separates from Service at or after his Normal Retirement Age and has been continuously employed in Executive Service since the Effective Date, the Company shall pay to the Executive the sum of forty-eight thousand six hundred dollars ($48,600) each year until the Executive’s death and, if the Spouse survives the Executive, the company shall pay to the Spouse the sum of twenty-four thousand three hundred dollars ($24,300) per year beginning the year following the Executive’s death and continuing until the Spouse’s death.

4.3	Pro-rata Reduction in the Event of Early Termination. The foregoing notwithstanding, if the Executive voluntarily Separates from Service, is involuntarily Separated from Service other than for Good Cause prior to attaining Normal Retirement Age, or the Executive otherwise ceases to be employed in Executive Service (for any reason other than Good Cause or death) prior to attaining Normal Retirement Age, then in lieu of any benefit under Section 4.1 or 4.2 above, the Executive (and, the Spouse if she survives the Executive) shall receive a reduced amount determined by multiplying the benefits payable under Sections 4.1 and 4.2 above by a fraction, the numerator of which is the Period of Executive Service completed by the Executive at the time the Executive Separates from Service or otherwise ceases to be employed in Executive Service, and the denominator of which is the Period of Executive Service the Executive would have completed if he had remained employed in Executive Service continuously through his Normal Retirement Date.

4.4	Death of the Executive Prior To Normal Retirement Age. In the event the Executive dies prior to attaining Normal Retirement Age, while employed in Executive Service, the Executive’s Spouse, if living at such time, shall receive an amount equal to the benefit that she would have received under Section 4.3, if the Executive had Separated from Service on the day before the date of his death and died one day later.

4.5	Forfeiture of All Benefits for Termination for Good Cause. Notwithstanding anything to the contrary, the Executive shall forfeit all benefits under this Plan in the event that the Executive is involuntarily Separated from Service for Good Cause (whether before or after attaining Normal Retirement Age).

4.6	Change in Control. In the event the Executive is involuntarily Separated from Service while he is serving in a position at or above the level of President, U.S. Operations of the Company (but not if he is serving in a lesser capacity with the Company) following a Change in Control, or in the event that the Executive voluntarily Separates from Service (in any capacity with the Company) for Good Reason following a Change in Control, the Executive and the Spouse will be eligible to receive the full benefits defined in Sections 4.1 and 4.2 hereof, beginning as of the later of (i) the first day of the seventh month after Separation from Service, or (ii) the date the Executive attains Normal Retirement Age.

4.7	Commencement of Payments. Payments under this Plan shall commence on the later of (i) the Executive’s Normal Retirement Age, or (ii) the first day of the seventh month after Separation from Service (unless Separation from Service is due to the Executive’s death, in which case payments shall commence within thirty (30) days thereafter). Notwithstanding the forgoing, in the event of a Change in Control (that qualifies as a change in control under Treas. Reg. §1.409A-3(i)(5)), if the Executive has not Separated from Service prior to his Normal Retirement Age, payments shall commence on the Executive’s Normal Retirement Age. Subsequent annual payments shall be made on the anniversary date of the Executive’s Normal Retirement Age, death or Separation from Service (whichever event is operative). To the extent that payments do not commence until the first day of the seventh month after Separation from Service, the first payment made to the Executive shall include the amount the Executive would have received, if payment had commenced on the first day of the month following Separation from Service.

4.8	Withholding; Payroll Taxes. The Company shall withhold from payments hereunder any taxes or other amounts required to be withheld from such payments under local, state or federal law.

4.9	Payment to Guardian. If any person to whom a payment is due under the Plan is found by the Company to be incompetent by reason of physical or mental disability, the Company shall have the right to cause the payments becoming due to such person to be made to another for his or her benefit, without responsibility of the Company to see to the application of such payments, and such payments will constitute a complete discharge of the liabilities of the Company with respect thereto.

4.10	Payments Following Death of Executive and the Spouse. No payments shall be made to any person, trust or entity under this Plan after the death of the Executive and the Spouse. No benefits shall be payable under the Plan to anyone other than the Executive and the Spouse (as specifically identified by name in Article I), or their respective guardians, in the event of physical or mental disability.

ARTICLE V

Administration

5.1	Committee; Duties. The Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision.

5.2	Agents and Delegation. In the administration of this Plan, the Committee may, from time to time, (i) employ agents and delegate to them such administrative duties as it sees fit, (ii) delegate administrative duties to an officer or employee of the Company, and (iii) consult with legal counsel who may be legal counsel to the Company.

5.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

5.4	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VI

Informal Funding

6.1	General Assets. All benefits in respect of the Executive under this Plan shall be paid directly from the general funds of the Company or a rabbi trust created for the purpose of informally funding the Plan, and other than such rabbi trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Neither the Executive nor the Spouse shall have any right, title or interest whatever in or to any investments that the Company may make to aid the Company in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or the Spouse. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

6.2	Rabbi Trust. The Company may, at its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

ARTICLE VII

Claims Procedure

7.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed with the Committee which shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to the Executive or the Spouse filing the claim (“Claimant”).

a.	In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

b.	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

7.2	Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

7.3	Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE VIII

Termination, Suspension or Amendment

8.1	Termination, Suspension or Amendment of Plan. The Company may not terminate, amend or suspend the Plan at any time, in whole or in part, unless such action is done with the written consent of the Executive and the Spouse, if living. In addition, any action that changes the form or timing of benefits under the Plan must comply with Section 409A of the Internal Revenue Code.

ARTICLE IX

Miscellaneous

9.1	Non-assignability. Neither the Executive nor the Spouse shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Spouse or any other person, nor be transferable by operation of law in the event of the Executive’s, the Spouse’s, or any other person’s bankruptcy or insolvency. It is the intention of the parties that no payments be made to any person other than the Executive, the Spouse or their representatives described in Section 4.9.

9.2	Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and the Executive. Nothing in this Plan shall give the Executive the right to be retained in the service of Company or to interfere with the right of Company to discipline or discharge the Executive at any time.

9.3	Protective Provisions. The Executive shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and by taking such other action as may be requested by Company.

9.4	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Virginia except as preempted by federal law.

9.5	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.6	Notice. Any notice or filing required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to the Executive or the Spouse shall be directed to the individual’s last known address in Company’s records.

9.7	Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

9.8	Compliance with Section 409A. All payments under this Plan shall be made in conformance with the provisions of Section 409A of the Internal Revenue Code. To the

extent that any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A of the Internal Revenue Code (including, but not limited to the requirement that any payment made on account of the Executive’s Separation from Service shall not be made earlier than the first business day of the seventh month following the Executive’s Separation from Service, or if earlier the date of death of the Executive). Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

9.9	Tax Consequences of Payments. The Executive understands and agrees that the Company makes no representations as to the tax consequences of any benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code). The Executive (or the Executive’s Spouse) is solely responsible for any and all income, excise or other taxes imposed on the Executive or the Spouse with respect to any benefits provided hereunder.

IN WITNESS WHEREOF, the undersigned executed this Restated Plan as of the 19th day of December, 2008, effective as of December 31, 2008.

CACI INTERNATIONAL INC

By:	/s/ Arnold D. Morse
Its:	SVP, CLO
Dated: December 22, 2008

EXECUTIVE

/s/ Paul M. Cofoni
Paul M. Cofoni